UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Tilray Brands, Inc.
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Tilray needs you to act.VOTE “FOR” PROPOSAL 3 TODAY — PROTECT YOUR VOTING RIGHTS
Tilray needs you to act. VOTE “FOR” PROPOSAL 3 TODAY — PROTECT YOUR VOTING RIGHTS Today, every share of stock that we have issued has one vote per share, but our Certificate of Incorporation provides that we could issue a super-voting class of stock. We want to eliminate that out-of-date concept.You and all our current and future shareholders benefit if we ensure that all shareholders of common shares have equal voting rights, or one vote per share, and we need your vote to make this amendment to our Charter. This proposal will have no impact on your rights as a Class 2 shareholder. All rights of the common shareholders, including voting rights, will remain intact and unchanged, and the Charter Amendment will not dilute existing shareholders. We have had to adjourn our Annual Meeting to February 15, 2023. So please vote “FOR” Proposal 3 today and protect your voting rights. If you have already voted, but voted against the proposal, we urge you to consider changing your vote to “FOR”. If you have any questions, or need any assistance in voting your shares, please contact Morrow Sodali LLC at (800) 449-0910 toll-free in the U.S. and Canada or (203) 658-9400 or by email at TLRY@info.morrowsodali.com.
VOTE BY INTERNET Go to ProxyVote.com and enter the Control Number found on your voting instruction form to vote your shares. VOTE BY PHONE Call 1-800-690-6903 at any time. Please have your Control Number ready. VOTE BY MAIL Mark, sign and date your ballot and return it in the postage-paid envelope provided.